Filed Pursuant to Rule 433
Registration Statement No. 333-190926-01
NAVIENT CREDIT FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NAVIENT CREDIT FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NAVIENT CREDIT FUNDING, LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, NAVIENT CREDIT FUNDING, LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus
$950,000

Class A-3 Notes

SLM Private Credit Student Loan Trust 2003-A
Issuing Entity

Navient Credit Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

SLM Private Credit Student Loan ABS Repackaging Trust 2013-R1 (the “selling securitiesholder”) is reoffering the class A-3 notes (the “offered notes”).  The offered notes were originally issued by SLM Private Credit Student Loan Trust 2003-A (the “trust” or the “issuing entity”) on March 13, 2003.  The selling securitiesholder owns approximately 1.24% of the offered notes all of which are being offered for sale hereunder. The remaining approximately 98.76% of the offered notes are not being offered for sale.  Navient Credit Funding, LLC, the depositor of the trust (the “depositor”) or an affiliate, purchased the offered notes in one or more open market purchases and subsequently sold them to the selling securitiesholder.  The selling securitiesholder is reoffering the offered notes pursuant to the terms set forth herein.  The trust will make payments primarily from collections on a pool of private education loans.  Private education loans are education loans generally made to students or parents of students that are not guaranteed or reinsured under the Federal Family Education Loan Program or any other federal student loan program.  The trust has also entered into interest rate swap agreements on the original closing date.  Credit enhancement for the offered notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes and subordination of the class C notes to both the class A and the class B notes, overcollateralization and the reserve account.

Class	Outstanding Principal Amount	Interest Rate	Legal Maturity Date
Auction Rate Class A-3 Notes	$76,600,000	Auction	June 15, 2032

Other than as provided herein, no person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the offered notes nor an offer of such securities to any person in any state or other jurisdiction in which it is unlawful to make such offer or solicitation. The delivery of this prospectus supplement at any time does not imply that the information herein is correct as of any time after its date.  The selling securitiesholder is offering the offered notes at the prices shown below when and if issued.  We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The offered notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in Navient Corporation, the sponsor, administrator, servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

SLM Private Credit Student Loan ABS Repackaging Trust 2013-R1
Selling Securitiesholder

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated April 27, 2015 (the “prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

Exhibit I

The rep lines referred to in the final bullet point on page I-3 of Exhibit I to the prospectus supplement can be found at the following website: https://www.navient.com/repline/2003-AData.

$950,000

AUCTION RATE CLASS A-3 NOTES

SLM PRIVATE CREDIT STUDENT LOAN
TRUST 2003-A
Issuing Entity

 NAVIENT CREDIT FUNDING, LLC
Depositor

NAVIENT SOLUTIONS, INC.
Sponsor, Servicer and Administrator

_____________

SLM PRIVATE CREDIT STUDENT LOAN ABS
REPACKAGING TRUST 2013-R1
Selling Securitiesholder

April 27, 2015